Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Alaunos Therapeutics, Inc. of our report dated March 30, 2022, relating to the financial statements of Alaunos Therapeutics, Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of Alaunos Therapeutics, Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Boston, Massachusetts

March 30, 2022